Exhibit 5.2

上海市浦东新区世纪大道8 号国金中心二期6/10/11/16/17 层，邮编 200120

6/10/11/16/17F, Two IFC, 8 Century Avenue, Pudong New Area, Shanghai 200120, P. R. China
电话/Tel：+86 21 6061 3666 传真/Fax：+86 21 6061 3555

网址：www.zhonglun.com

LEGAL OPINION

To:	Structure Therapeutics Inc.

611 Gateway Blvd., Suite 223

South San Francisco, CA 94080

USA

February 2, 2023

Dear Sir/Madam:

1.	We are lawyers qualified in the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws (as defined in Section 4). For the purpose of this legal opinion (this “Opinion”), the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

2.	We act as the PRC counsel to Structure Therapeutics Inc. (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (a) the proposed initial public offering (the “Offering”) by the Company of American Depositary Shares (“ADSs”), representing certain ordinary shares of par value US$0.0001 per share of the Company (together with the ADSs, the “Offered Securities”), in accordance with the Company’s registration statement on Form S-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, and (b) the Company’s proposed listing of the Offered Securities on the Nasdaq Stock Market.

3.	In so acting, we have examined the Registration Statement, the originals or copies certified or otherwise identified to our satisfaction of documents provided to us by the Company and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary for the purpose of rendering this opinion, including, without limitation, originals or copies of the agreements and certificates issued by PRC authorities and officers of the Company (“Documents”). In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement and that the Registration Statement and other documents will be executed by the parties in the forms provided to and reviewed by us. We have also assumed the genuineness of all signatures, seals and chops, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies, and the truthfulness, accuracy and completeness of all relevant factual statements in the documents.

北京 • 上海 • 深圳 • 广州 • 武汉 • 成都 • 重庆 • 青岛 • 杭州 • 南京 • 海口 • 东京 • 香港 • 伦敦 • 纽约 • 洛杉矶 • 旧金山 • 阿拉木图

Beijing • Shanghai • Shenzhen • Guangzhou • Wuhan • Chengdu • Chongqing • Qingdao • Hangzhou • Nanjing • Haikou • Tokyo • Hong Kong • London • New York • Los Angeles • San Francisco • Almaty

4.	The following terms as used in this Opinion are defined as follows:

“PRC Subsidiaries”	mean Shanghai ShouTi Biotechnology Co., Ltd. (上海硕迪生物技术有限公司) and Shanghai Basecamp Biotechnology Co., Ltd. (上海倍勘生物技术有限公司).

“PRC Laws”	means any and all laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

Capitalized terms used herein and not otherwise defined herein shall have the same meanings described in the Registration Statement.

5.	Based upon and subject to the foregoing, we are of the opinion that:

(1)	Corporate Structure. The ownership structure of the PRC Subsidiaries is in compliance, and immediately after this Offering will comply, with the current PRC Laws. The descriptions of the corporate structure of the PRC Subsidiaries in the Registration Statement are true and accurate and nothing has been omitted from such descriptions which would make the same misleading in any material respects.

(2)	Taxation. The statements set forth under the caption “Taxation” in the Registration Statement, insofar as they constitute statements of PRC law, are accurate in all material respects and such statements constitute our opinion. We do not express any opinion herein concerning any law other than PRC law.

(3)	Enforcement of Civil Procedures. We have advised the Company that there is uncertainty as to whether the courts of the PRC would: (i) recognize or enforce judgments of United States courts obtained against the Company or directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in each respective jurisdiction against the Company or directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States.

We have further advised the Company that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on principles of reciprocity between jurisdictions.  The PRC does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Company or the Company’s directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against the Company in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it would be difficult for foreign shareholders to establish sufficient nexus to the PRC by virtue only of holding the Company’s ADSs or ordinary shares.

In addition, it will be difficult for U.S. shareholders to originate actions against the Company in the PRC in accordance with the PRC Laws because the Company is incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding the Company’s ADSs or ordinary shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

(4)	Statements in the Prospectus. The statements in the Prospectus under the headings “Prospectus Summary”, “Risk Factors”, “Business”, “Taxation”, “Enforcement of Civil Liabilities” and “Legal Matters” (other than the financial statements and related schedules and other financial data contained therein, as to which we express no opinion), to the extent such statements relate to matters of the PRC Laws or documents, agreements or proceedings governed by the PRC Laws, are true and accurate in all material respects, and fairly present and fairly summarize in all material respects the PRC Laws, documents, agreements or proceedings referred to therein, and we have no reason to believe there has been anything omitted from such statements which would make the statements, in light of the circumstance under which they were made, misleading in any material respect.

6.	This opinion is subject to the following qualifications:

(a)	This Opinion relates only to the PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

(b)	This Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter and no part shall be extracted for interpretation separately from this Opinion.

(c)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is rendered to you for the purpose hereof only, and save as provided herein, this Opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee) without our express prior written consent except where such disclosure is required to be made by applicable law or is requested by the SEC or any other regulatory agencies.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

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Yours faithfully,

/s/ Zhong Lun Law Firm
Zhong Lun Law Firm